AMENDMENT NO. 1 TO DEVELOPMENT AGREEMENT

     This Amendment No. 1 to Development Agreement (the
"Amendment") is made as of March 19, 1998 by and between ALZA Corporation, a Delaware corporation ("ALZA"), and
Crescendo Pharmaceuticals Corporation, a Delaware corporation ("Crescendo").
                          RECITALS

     WHEREAS, ALZA and Crescendo have entered into that certain Development Agreement dated as of September 5, 1997 (the "Development Agreement") pursuant to which ALZA performs research and development activities on behalf of Crescendo directed toward the development of pharmaceutical products; and
     WHEREAS, ALZA is marketing Elmiron -Registered Trademark- (pentosan polysulfate sodium) in the United States and Canada; and
     WHEREAS, Elmiron -Registered Trademark- has been approved in the United States by the Food and Drug Administration ("FDA") and in Canada by the Health Protection Branch of Health Canada ("HPB") for marketing only as a treatment for interstitial cystitis; and
     WHEREAS, ALZA and Crescendo desire that Crescendo fund a program with the goal of receiving clearance by the FDA and the HPB to market Elmiron -Registered Trademark- for the prevention of vascular access graft occlusion (the "Elmiron -Registered Trademark- Development Program"); and
     WHEREAS, such an arrangement is not currently contemplated by the Development Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, ALZA and Crescendo hereby agree as follows:

  1.   Funding of the Development Program.

     (a) In consideration of the royalty payments set forth in Section 2 of this Agreement, Crescendo hereby agrees to fund the Elmiron -Registered Trademark- Development Program in amounts as proposed by ALZA and approved by Crescendo from time to time (the "Development Payments"). The Elmiron -Registered Trademark- Development Program shall be set forth in work plans prepared by ALZA which are subject to the approval (in whole or in part) or the rejection (in whole or in part) of Crescendo. Each such approved work plan shall constitute a "Work Plan" within the meaning of the Development Agreement. The parties agree to review the Work Plan from time to time (no less often than the end of each stage of development) and to revise the Work Plan as appropriate so that it remains a best estimate of the work to be done under the Elmiron -Registered Trademark-Development Program and the amounts required to fund such work. Crescendo shall not be obligated to make Development Payments in excess of those provided for in an approved Work Plan, and ALZA shall not be obligated to perform work on the Elmiron -Registered Trademark- Development Program which would result in Development Payments exceeding those in an approved Work Plan.

     (b)  ALZA and Crescendo agree that the Development
Payments shall be paid under the Development Agreement, shall be made on the same basis as "Development Costs" (as set forth in Sections 4.1 and 4.2 of the Development
Agreement) and shall constitute "Development Costs" within the meaning of the Development Agreement.

     (c)  ALZA and Crescendo agree that the Elmiron -
Registered Trademark- Development Program constitutes an activity undertaken pursuant to the Development Agreement within the meanings of Sections 1.5 and 10.1 thereof.

     (d) Developments Payments are intended to be included as part of the "total amount paid by or due from this corporation under the Development Agreement" for purposes of Article FIFTH, Section (A)(18)(c) of the Restated Certificate of Incorporation of Crescendo (the "Certificate"), as part of "expenditures pursuant to the Development Agreement" for purposes of Article FIFTH, Section (A)(19) of the Certificate, as part of the "total amounts paid by or due from this corporation pursuant to the Development Agreement" for purposes of Article FIFTH, Section (A)(21) of the Certificate, and as part of "any additional amounts.that are paid by (or due from) this corporation under the Development Agreement" for purposes of Article FIFTH, Section (A)(10) of the Certificate.

  2.   Royalty Payments.

     (a) In consideration of Crescendo making Development Payments with respect to Elmiron -Registered Trademark-, beginning in the first calendar quarter (the "Initial Quarter") in which any Public Disclosure (as defined below) is made, ALZA shall pay Crescendo royalties with respect to sales of Elmiron -Registered Trademark- in the United States and Canada as follows: (i) in the Initial Quarter and the following three calendar quarters, the greatest of (1) 2.5% of Excess Net Sales (as defined below), (2) 1% of Excess Net Sales plus an additional 0.1% of such Excess Net Sales for each full one million dollars of Development Payments paid by Crescendo or (3) 1% of Net Sales (as defined in the Development Agreement); and (ii) in each subsequent calendar quarter, the greatest of (1) 3.0% of Excess Net Sales (as defined below), (2) 1% of Excess Net Sales plus an additional 0.1% of such Excess Net Sales for each full one million dollars of Development Payments paid by Crescendo or
(3) 1% of Net Sales.

     (b) ALZA shall notify Crescendo within three business days after any Public Disclosure referred to in clause (a) above is first made.

     (c) "Public Disclosure" shall mean a presentation at a public research seminar, lecture, professional meeting or similar public venue, or any release of an abstract, poster, summary, article or similar writing to the public (or any target portion of the medical community), in each case which
(i) is made by or on behalf of ALZA or any person or entity performing any activities under the Elmiron-Registered Trademark- Development Program, and (ii) reports human clinical data or results obtained in connection with the activities conducted under the Elmiron -Registered Trademark-Development Program that support the use of pentosan polysulfate sodium for the delay/prevention of vascular access graft occlusion. "Excess Net Sales" shall mean the amount by which Net Sales exceed Base Net Sales. "Base Net Sales" shall mean Net Sales of Elmiron -Registered Trademark-in the United States and Canada in the calendar quarter immediately preceding the Initial Quarter.

     (d) In determining payments under this Section 2 for any calendar quarter, the amount of applicable Development
Payments shall be the cumulative amount of Development
Payments paid as of the last day of the preceding calendar quarter.

     (e) Royalty payments under this Section 2 shall be subject to the requirements set forth in Sections 5.3, 7.6 and 7.8 of the Development Agreement with respect to payments due under Section 7.4 of the Development Agreement.

   3. Not a "Crescendo Product". Notwithstanding any of the foregoing, ALZA and Crescendo confirm and agree Elmiron -Registered Trademark- shall not be considered a "Crescendo Product" within the meaning of the Development Agreement, the Technology License Agreement between ALZA and Crescendo dated as of September 5, 1997 (the "Technology License Agreement") and the License Option Agreement between ALZA and Crescendo dated as of September 5, 1997 (the "License Option Agreement.")

   4. Indemnification. ALZA shall indemnify, defend and hold Crescendo harmless from and against any and all liabilities, claims, demands, damages, costs, expenses or money judgments rendered against Crescendo and its Affiliates, which arise out of the use, design, labeling or manufacture, processing, packaging, sale or commercialization of Elmiron -Registered Trademark- by ALZA, its Affiliates, assignees, subcontractors and sublicensees. Crescendo shall permit ALZA's attorneys, at ALZA's discretion and cost, to handle and control the defense of any claims or suits as to which Crescendo may be entitled to indemnity hereunder, and Crescendo agrees not to settle any such claims or suits without the prior written consent of ALZA. Crescendo shall give ALZA prompt written notice in writing, in the manner set forth in Section 13.7 of the Development Agreement, of any claim or demand made against Crescendo for which Crescendo may be entitled to indemnity hereunder. Crescendo shall have the right to participate, at its own expense, in the defense of any such claim or demand to the extent it so desires.

  5.   Miscellaneous.

     (a) Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Development
Agreement.

     (b) Except as otherwise expressly provided herein, the terms of the Development Agreement, the Technology License
Agreement and the License Option Agreement shall remain in full force and effect.

     (c) The provisions of Sections 1(b), 1(c), 1(d), 3 and 4, and this Section 5(c), of this Amendment, and of Section 2 to the extent of obligations under such section relating to periods prior to termination of the Development Agreement, shall survive the termination for any reason of the Development Agreement. Any payments due under this Amendment with respect to any period prior to termination of the Development Agreement shall be made notwithstanding the termination of the Development Agreement.

     IN WITNESS WHEREOF, ALZA and Crescendo have caused this
Amendment to be executed as of the date first set forth above by their duly authorized representatives.

ALZA Corporation

By:        /s/ R.M. Myers
Name: Robert M. Myers
Title:    Senior Vice President, Commercial Development


Crescendo Pharmaceuticals Corporation

By:   __/s/ Gary L. Neil, PhD_
Name: Gary L. Neil, PhD
Title:    President and Chief Executive Officer